CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee

1.050% InterNotes® Due September 15, 2025	$3,228,000	$418.99

2.100% InterNotes® Due September 15, 2030	$1,945,000	$252.46

3.350% InterNotes® Due September 15, 2050	$4,312,000	$559.70

Filed under 424(b)(2), Registration Statement No. 333-232862-01

Pricing Supplement No. 34 - Dated Monday, September 21, 2020 (To: Prospectus Dated July 26, 2019, and Prospectus Supplement Dated July 26, 2019)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054LW90	$3,228,000.00	100%	1.250%	$3,187,650.00	1.050%	Semi-Annual	09/15/2025	03/15/2021	$4.99	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 3/15/2021 and any time thereafter. Joint Lead Managers and Lead Agents: Incapital LLC Agents: Citigroup, Morgan Stanley, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 03/15/2021 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 0.8500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 0.8500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054LX24	$1,945,000.00	100%	1.800%	$1,909,990.00	2.100%	Semi-Annual	09/15/2030	03/15/2021	$9.98	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 3/15/2021 and any time thereafter.

Joint Lead Managers and Lead Agents: Incapital LLC                 Agents: Citigroup, Morgan Stanley, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 03/15/2021 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 1.2500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 1.2500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054LX32	$4,312,000.00	100%	3.150%	$4,176,172.00	3.350%	Semi-Annual	09/15/2050	03/15/2021	$15.91	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 3/15/2021 and any time thereafter.

Joint Lead Managers and Lead Agents: Incapital LLC                 Agents: Citigroup, Morgan Stanley, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 03/15/2021 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 2.4000% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 2.4000% to the public offering price, thereby not retaining any portion of the discount as compensation.

The Dow Chemical Company 2211 H.H. Dow Way Midland, Michigan 48674

Trade Date: Monday, September 21, 2020 @ 12:00 PM ET

Settle Date: Thursday, September 24, 2020

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

If the maturity date or an interest payment date for any note is not a business day (as such term is defined in prospectus), principal and premium, if any, and interest for that note is paid on the next business day, and no further such interest will accrue from, and including, the maturity date or such interest payment date.

The Dow Chemical Company The Dow Chemical Company InterNotes

Legal Matters:
In the opinion of Jonathan Wendt, Managing Counsel and Assistant Secretary, of The Dow Chemical Company (the “Company”), the notes offered by this pricing supplement have been duly authorized, and when executed and issued by the Company, authenticated by the Trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity). This opinion is given as of the date hereof and is limited to the law of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to the same assumptions and qualifications stated in the letter of such counsel dated May 12, 2020, filed in the Company’s Current Report on Form 8-K dated May 12, 2020 and incorporated by reference as Exhibit 5.1 to the Company’s registration statement on Form S-3 ASR (File No. 333- 232862-01).

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.